Exhibit 99:

PRESS RELEASE

Contact: F. Scott Bauer
Chairman and Chief Executive Officer
(336) 768-8500

FOR IMMEDIATE RELEASE

SOUTHERN COMMUNITY FINANCIAL CORPORATION FILES REGISTRATION STATEMENT
TO ISSUE $30 MILLION OF TRUST PREFERRED SECURITIES

     Winston-Salem, NC, October 6, 2003: Southern Community Financial Corporation (“Southern Community”) (Nasdaq: SCMF), the holding company of Southern Community Bank and Trust, announced that on September 26, 2003, it filed a registration statement with the Securities and Exchange Commission relating to the public offering of 3,000,000 shares of Trust Preferred Securities, liquidation amount $10.00 per preferred security, of Southern Community Capital Trust II, a Delaware statutory trust and newly-formed subsidiary of Southern Community. The proposed aggregate offering amount is $30 million.

     Southern Community intends to use part of the net proceeds from the offering to fund a portion of the purchase price of The Community Bank. Southern Community may use portions of the net proceeds for general corporate purposes, including, but not limited to, providing additional capital to its bank subsidiaries for future growth, the possible repurchase of shares of its common stock, and acquisitions of or investments in bank or permissible non-bank entities.

     Ryan Beck & Co., Inc., and Stifel, Nicholaus & Company, Incorporated, will be the co-underwriters of the offering and have been granted a 30-day option to purchase up to 450,000 additional shares of Trust Preferred Securities.

     As of June 30, 2003, Southern Community had total assets of $726.1 million, net loans of $464.3 million, deposits of $505.4 million and stockholders’ equity of $49.0 million. Southern Community is headquartered in Winston-Salem, North Carolina and currently operates, through Southern Community Bank and Trust, eight banking locations.

     The registration statement relating to the Trust Preferred Securities has not yet been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Trust Preferred Securities may not be sold nor may offers to buy be accepted prior to the time the Securities and Exchange Commission declares the registration statement effective.

     To receive a copy of the preliminary prospectus when available contact Ryan Beck & Co., Inc., 220 South Orange Ave., Livingston, NJ 07039, (800) 342-2325 or Stifel, Nicholaus & Company, Incorporated, 501 North Broadway, St. Louis, Missouri (314) 342-2000.

     Additional information regarding Southern Community Financial Corporation can be accessed on-line at www.smallenoughtocare.com.

*end of release*